Exhibit 24.7

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS THAT I, S. Griffin McClellan, a Director of Selective Insurance Group, Inc. (the "Company"), do hereby appoint Gregory E. Murphy, Chairman, President and Chief Executive Officer of the Company, Dale A. Thatcher Executive Vice President, Chief Financial Officer and Treasurer of the Company, and Michael H. Lanza, Senior Vice President, General Counsel and Corporate Secretary of the Company, as my true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for me and in my name, place and stead, and in any and all capacities, to execute on my behalf the Company's Annual Report on Form 10-K for the year ended December 31, 2005, and any amendments and supplements thereto, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grant to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as I might do or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or there substitute or substitutes may lawfully do or cause to be done by virtue hereof.

   Date:    February 22, 2006                                 /s/ S. Griffin McClellan

                                                                                S. Griffin McClellan